SANTA BARBARA ASSET MANAGEMENT, LLC

PROXY VOTING POLICY AND PROCEDURES

POLICY PURPOSE

Rule 206(4)-6 (the “Rule”) of the Investment Advisers Act of 1940 (Advisers Act”) provides that “it is a fraudulent, deceptive, or manipulative act, practice or course of business within the meaning of section 206(4) of the Act for an investment adviser to exercise voting authority with respect to client securities, unless (i) the adviser has adopted and implemented written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interest of its clients, (ii) the adviser describes its proxy voting procedures to its clients and provides copies on request, and (iii) the adviser discloses to clients how they may obtain information on how the adviser voted their proxies.”

POLICY STATEMENT

When Santa Barbara Asset Management, LLC (“SBAM”) has proxy voting authority, SBAM has a fiduciary duty to vote proxies in its Clients’ best interests and must not subrogate Client interests to its own.

POLICY APPLICABILITY

SBAM’s Proxy Voting Policy and Procedures (“Policy”) applies to securities held in Client Accounts over which SBAM has voting authority, directly or indirectly.

POLICY ENFORCEMENT

SBAM, the Nuveen Responsible Investing team (“RI Team”), and Nuveen US Client Services carry out proxy voting and/or administrative functions on behalf of SBAM and are expected to comply with applicable laws and regulations and applicable policies and procedures. Violations of this Policy may result in disciplinary action up to and including termination of employment.

TERMS AND DEFINITIONS

Clients / Client Accounts

Accounts over which SBAM has proxy voting authority, directly or indirectly.

Conflicts Of Interest

Voting proxies whereby the following relationships or circumstances are deemed to give rise to a Conflict of Interest for purposes of this Policy:

Firm Conflicts of Interest

•	The issuer is an institutional separate account client.

•	The issuer is a wrap sponsor in whose program SBAM participates as an investment manager.

•	The issuer is an entity in which an SBAM employee or a Relative of any SBAM employee is an executive officer or director of such issuer.

Service Provider Conflicts of Interest

Service Providers who have notified SBAM that they, or their affiliate(s), have a relationship with a corporate issuer, an entity acting as a primary shareholder proponent or another party. Such relationship includes, but is not limited to, the products and services provided to, and the revenue obtained from, such entity.

Other

Any other circumstance that SBAM determines could materially compromise its duty to serve its Clients’ best interests.

Indirect Proxy Voting Authority

Indirect proxy voting authority exists where SBAM’s authority is implied by a general delegation of investment authority without reservation of proxy voting authority.

Program Sponsors

Program Sponsors are broker-dealers which select third-party investment advisers to provide investment advice to Client Accounts on a discretionary basis.

Relative

A relative includes, whether or not living in the same household, children; stepchildren; grandchildren; parent; stepparents; grandparents; spouses; siblings; mother-, father-, son-, daughter-, brother- or sister-in-law; any person related by adoption, and any individual economically dependent on the employee, as well as significant others living in the same household, including domestic partnerships (registered or unregistered) or civil unions.

Service Provider(s)

Service providers are independent third-party vendors who provide proxy voting administrative, research and/or recordkeeping services.

ROLES, RESPONSIBILITIES AND GOVERNANCE

Proxy Voting Committee (the “Committee”)

SBAM has established a Proxy Voting Committee (“Committee”) to provide centralized management of the proxy voting process. The Committee consists of the Co-Portfolio Manager/Director of Research, and Research Analysts as voting members. SBAM’s General Counsel, Chief Compliance Officer, and members of the RI Team and members of NGIO, or their designees, participate as non-voting members. The Committee may invite SBAM employees and other interested parties to participate in meetings as applicable. The Committee meets annually or more frequently as required.

The Committee shall:

•

Oversee the proxy voting process in respect of securities owned by or on behalf of Clients, including the identification of Conflicts of Interest involving SBAM and those involving its Service Provider(s);

•	Review and approval of any Service Provider(s)

•

Provide on-going oversight of its Service Provider(s), including but not limited to reviewing periodic diligence to assist the Committee in determining if its Service Provider(s) have/has the ability to identify and manage potential conflicts of interest and to determine if its Service Provider(s) has/have the capacity and the competency to adequately analyze proxy issues, which includes the ability to make voting recommendations based on materially accurate information;

•	Determine how to vote proxies relating to issues not covered by this Policy;

•	Determine when SBAM may deviate from this Policy; and

•	Review all applicable processes and procedures, voting practices, the adequacy of records and the use of third-party services, at least annually, and update or revise as necessary.

Nuveen Responsible Investing team (“RI Team”)

Under the direction of the Committee, the RI Team is responsible for:

1)	The day-to-day administration of the SBAM’s proxy voting processes in accordance with their procedures;

2)	Identifying applicable Service Provider Conflicts of Interest based on information provided by the Service Provider(s) and delivering this information to SBAM for consideration;

3)	Casting votes in accordance with SBAM’s instructions.

4)	Performing quarterly monitoring to determine if proxies in which a Conflict of Interest was determined were voted in accordance with the Policy.

5)	Arranging annual Service Provider due diligence;

6)	Organizing and presiding over the Committee’s annual meeting; and

7)	Providing information and data as the Committee deems necessary.

Nuveen US Client Services

The Nuveen US Client Services team is responsible for furnishing Clients with responses to standard requests on how SBAM voted proxies on behalf of their Client Accounts. In addition, team is responsible for responding to Client ad-hoc proxy voting requests as well as requests for SBAM’s Policy. The team is also responsible for notifying the SBAM’s CCO of any ad-hoc voting or Policy requests. Furthermore, the team maintains all written requests from Clients and any written response to either a written or oral request in accordance with their procedures.

Nuveen Global Investment Operations (“NGIO”)

NGIO is responsible for casting votes in accordance with SBAM’s instructions for certain Client Accounts for which the RI Team does not cast votes. In addition, NGIO is responsible for completing an annual proxy vote reconciliation and presenting their findings at the Committee’s annual Proxy Committee meeting.

Chief Compliance Officer (“CCO”)

The CCO, or designee, is responsible for periodically monitoring compliance with this Policy and will report all material violations to the Policy Owner.    The CCO will also provide guidance to the Policy Leader and Policy Owner, as applicable, with respect to this Policy. Furthermore, SBAM’s CCO, or designee, is responsible for annually reviewing the SBAM’s Proxy Notice contained in SBAM’s Form ADV Part 2A.

Compliance

Compliance, under the oversight of the CCO, will periodically identify Conflicts of Interest and provide this information to the RI Team. Compliance shall also review the RI Team’s quarterly conflicts monitoring.

Policy Leader (SBAM’s Designated Research Analyst)

The Policy Owner has designated a member of SBAM’s Research Analyst team as Policy Leader.    The Policy Leader, under the oversight of the Policy Owner and in consultation with the CCO, or designee, is responsible for the following functions with respect to this Policy: i) development,    ii) implementation, iii) and maintenance.

Policy Owner (SBAM’s Proxy Committee)

SBAM has designated its Proxy Committee as the Policy Owner. The Policy Owner is responsible for determining the appropriate oversight and infrastructure for implementing and administering the Policy. The Policy Owner is also responsible overseeing the Policy Leader and approving amendments to the Policy.    Furthermore, the Policy Owner is responsible for Policy enforcement, including but not limited to, addressing material violations.

POLICY REQUIREMENTS

General

SBAM shall vote proxies in respect of securities owned by or on behalf of a Client in the Client’s best interest and will not subrogate Client interests to its own.

Unless SBAM otherwise determines, and documents the basis for its decision, or as otherwise provided below, the Committee shall generally cause proxies to be voted in a manner consistent with the recommendations of its primary Service Provider, Institutional Shareholder Services, Inc. (“ISS”), which are based on ISS’s standard guidelines. SBAM may also from time to time consider research and voting recommendations provided by other Service Providers in making its voting decisions. In select other cases, SBAM may agree to vote proxies for a particular Client Account in accordance with the Service Provider’s recommendations or guidelines selected by the Client, such as the AFL-CIO Guidelines. Clients may opt to vote proxies themselves or to have proxies voted by a Service Provider or other named fiduciary or agent, at the Client’s cost.

As a general matter, unless otherwise restricted, SBAM reserves the right to override ISS’s recommendations or the recommendations of any other Service Provider in any situation where it believes that following such recommendations is not in its Client’s best interest.

SBAM may determine not to vote in respect of securities of any issuer if it determines it would be in its Clients’ overall best interest not to vote. Such determinations may apply in respect of all Client holdings of the securities or only certain specified Clients, as SBAM deems appropriate under the circumstances.

Generally, SBAM does not intend to vote proxies associated with the securities of any issuer if as a result of voting, the issuer restricts such securities from being transacted (“share blocking” is carried out in a few non-U.S. jurisdictions). However, SBAM may decide, on an individual security basis that it is in the best interest of its Clients for SBAM to vote the proxy associated with such a security, taking into account the loss of liquidity. SBAM may also decline to vote proxies in other instances, including but not limited to, de minimis number of shares held, timing issues pertaining to the opening and closing of accounts, potential adverse impact on the portfolio of voting such proxy, logistical or other considerations related to non-U.S. issuers (such as in POA markets), or based on particular contractual arrangements with Clients or Program Sponsors.

In addition, SBAM may decline to vote proxies where the voting would in SBAM’s judgment result in some other financial, legal, regulatory disability or burden to SBAM or the Client (such as imputing control with respect to the issuer) or the Program Sponsor.

Generally, SBAM will vote all eligible proxies received. Eligibility is based upon ownership at record date which is determined by the issuer. To the extent that SBAM receives proxies for securities that are transferred into a client’s portfolio that were not recommended or selected by SBAM and are sold or expected to be sold promptly in an orderly manner (“legacy securities”), SBAM will generally refrain from voting such proxies. In such circumstances, since legacy securities are expected to be sold promptly, voting proxies on such securities would not further the Client’s best interest. SBAM may consider an institutional client’s special request to vote a legacy proxy, and, if agreed, would vote such proxy in accordance with the provisions of this Policy.

It is the responsibility of the custodian appointed by the Client, or the Program Sponsor in the case of an SMA, to ensure proxies are generated sufficiently in advance of the relevant meeting to allow SBAM adequate time to vote its Clients’ proxies.

Proxies received after the termination date of a Client relationship will generally not be voted. Exceptions may be made from time to time, such as when the record date is for a period in which the Client’s Account was under management.

A Program Sponsor, a broker or a custodian, may provide SBAM with notice of proxies in the aggregate, rather than on the underlying account-level. Since SBAM is not afforded underlying account-level transparency in such instances, it must vote such proxies based on the information it receives from the Program Sponsor, broker or custodian, and consequently may be unable to reconcile proxies voted to the underlying-account level.

SBAM discloses a summary of its proxy voting practices as well as how a client may obtain a copy of this Policy or information on how SBAM voted a client’s securities in its Form ADV Part 2A.

Conflicts of Interest

When SBAM has identified a Firm Conflict of Interest, if the matter is covered by an ISS recommendation, the Committee shall cause proxies to be voted in accordance with the applicable ISS recommendation.

When SBAM has identified a Firm Conflict of Interest and the matter is not covered by ISS, SBAM may:

(i)	vote in accordance with the recommendation of an alternative Service Provider; or

(ii)	disclose the conflict to the Client, obtain the Client’s consent to vote, make the proxy voting determination itself and document the basis for such determination; or

(iii)	resolve the conflict in such other manner as SBAM believes is appropriate, including by making its own determination that a particular vote is, notwithstanding the conflict, in the Client’s best interest.

Additionally, SBAM is required to consider any actual or perceived Service Provider Conflicts of Interest when informed by the Service Provider(s) that it has a relationship with the issuer, including, but not limited to, the products and services provided to, and the revenue obtained from, the issuer. When a Service Provider Conflict of Interest has been identified based on a relationship between a Service Provider or its affiliates and a corporate issuer, an entity acting as a primary shareholder proponent, or another party, SBAM may choose not to vote in accordance with its Service Provider’s recommendation when SBAM determines such recommendation is not its Client’s best interests. SBAM’s Service Provider(s) has/have established protocols to identify and provide notice regarding such Service Provider Conflicts of Interest.

Furthermore, SBAM adheres to the baseline standards and guiding principles governing client and employee conflicts as outlined in the TIAA Conflicts of Interest Policy to assist SBAM in identifying, escalating and addressing proxy voting conflicts in a timely manner.

VIOLATION REPORTING

SBAM, the RI Team, NGIO and Nuveen US Client Services are required to report all violations of this Policy to SBAM’s Chief Compliance Officer, or designee.

RECORDKEEPING AND RETENTION

SBAM, or its designee, shall retain records relating to the voting of proxies as required under Section 204-2 of the Investment Advisers Act of 1940, as amended.

RELATED POLICIES

•	TIAA Conflicts of Interest Policy

REVIEWS AND APPROVALS

This Policy will be reviewed at least annually and will be updated sooner if changes are deemed necessary by the Policy Leader.

Effective Date	June 23, 2020
Approval Date	June 23, 2020
Last Review Date	March 2019
Review Cycle	Annual
Approver(s)	SBAM’s Proxy Committee
Policy Owner	SBAM’s Proxy Committee
Policy Leader	SBAM’s Research Analyst as designated by the Committee
Criticality Rating	Moderate